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                                                                     EXHIBIT 4.8

                               FIRST AMENDMENT TO
                    NCS HEALTHCARE, INC. AMENDED AND RESTATED
                         EMPLOYEE SAVINGS PLAN AND TRUST

         WHEREAS, NCS HealthCare, Inc. (the "Company") previously adopted the NCS HealthCare Inc. Employee Savings Plan and Trust effective July 1, 1988; and

         WHEREAS, the Company subsequently amended and restated the NCS HealthCare, Inc. Employee Savings Plan and Trust in the form of the NCS HealthCare, Inc. Amended and Restated Employee Savings Plan and Trust (the "Plan") on two occasions, effective as of January 1, 1996 and January 1, 1999, respectively; and

         WHEREAS, the Company desires to amend the Plan to eliminate the requirement that employer matching contributions be automatically invested in shares of the Company's Class A Common Stock;

         NOW, THEREFORE, the Plan is hereby amended effective as of October 1, 2000 to read as follows:

1.       Section 4.1(b) shall be amended to read as follows:

         (b) On behalf of each Participant who is eligible to share in matching contributions for the Plan Year, a discretionary matching contribution equal to a uniform percentage of each such Participant's Deferred Compensation or portion thereof, the exact percentage or portion, if any, to be determined each year by the Employer, which contribution, if any, shall be made in cash and shall be deemed an Employer Non-Elective Contribution.

2.       Section 4.12(a) shall be amended to read as follows:

         (a) Participants may, subject to a procedure established by the Administrator (the Participant Direction Procedures) and applied in a uniform nondiscriminatory manner, direct the Trustee to invest all of their accounts in specific assets, specific funds or other investments permitted under the Plan and the Participant Direction Procedures, with the exception of the portion of their accounts attributable to the matching contribution portion of the Employer Non-Elective Contribution made for the period from January 1, 1999 through September 30, 2000. Such portion of a Participant's account shall not be subject to the Participant Direction Procedures. The portion of the interest of any Participant directing investment of his accounts will thereupon be considered a Participant's Directed Account.


         IN WITNESS WHEREOF, NCS HealthCare, Inc. by its duly authorized officer, has caused this instrument to be executed this 29th day of September, 2000.


                                NCS HEALTHCARE, INC.


                                By: /s/ Kevin B. Shaw
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